AGREEMENT
                         AND PLAN OF MERGER OF
                    PASTERY PRODUCT PRODUCERS, LLC,
                  a New York Limited Liability Company
                                 INTO
                     BAKERY ACQUISITION CORPORATION,
                         A Delaware Corporation

THIS AGREEMENT AND PLAN OF MERGER, dated August 28, 2000, made by and among BAKERY ACQUISITION CORPORATION, a Delaware Corporation ("Sub-Sub-Parent"), and PASTERY PRODUCT PRODUCERS, LLC, a New York Limited
Liability Company ("Subsidiary") (collectively the "Constituent
Corporations").

                              WITNESSETH:

	WHEREAS, Subsidiary desires to merge with and into Sub-Parent, with Sub-Parent being the surviving corporation (the "Merger"), on the terms, and subject to the conditions, set forth in this Plan of Merger (the "Plan"); and

	WHEREAS, Sub-Parent owns 100% of Subsidiary's outstanding Common
Stock; and

	WHEREAS, the Board of Directors of Sub-Parent has determined that it is advisable that Subsidiary be merged into Sub-Parent, on the terms and conditions set forth, in accordance with Title 8, Section 264(c) of the Delaware General Corporation Law (the "DGCL").

	NOW, THEREFORE, in consideration of the promises and of the mutual agreements, covenants, and provisions contained herein, the parties agree as follows:

                              ARTICLE I

                              THE MERGER

	1.	The term "Effective Date" shall mean the date on which the
Articles of Merger are filed with the Secretary of State of Delaware.

	2.	On the Effective Date, Subsidiary shall be merged with and
into Sub-Parent. The separate existence of Subsidiary shall cease at the Effective Date and the existence of Sub-Parent shall continue unaffected and unimpaired by the Merger with all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, and subject to all the duties and liabilities of corporations organized under the laws of the state of Delaware.

	3.	The Plan of Merger has been approved by the Board of
Directors of Sub-Parent in accordance with the DGCL. Sub-Parent shall deliver notice of the Merger to the remaining shareholders of


          Exhibit 6(a)(ii) - Pg. 1


Subsidiary. Sub-Parent agrees not to file Articles of Merger with the Delaware Secretary of State in accordance with the Act until at least 30 days after the notice is mailed (unless the remaining shareholders of Subsidiary waive such notice in writing).

                           ARTICLE II

                     EFFECTS OF THE MERGER

	At the Effective Date, Sub-Parent shall possess all the rights, privileges, immunities, and franchises, of both a public and private nature, of Subsidiary, and shall be responsible and liable for all liabilities and obligations of Subsidiary, all as more particularly set forth in the DGCL.

                          ARTICLE III

                   TERMS OF THE TRANSACTION;
             CONVERSION OF AND PAYMENT FOR SHARES

	The manner and basis of converting shares of Subsidiary's Common Stock into shares of Sub-Parent Stock shall be as follows:

	1.	Each share of Subsidiary's common stock (the "Subsidiary
Common Stock") issued and outstanding on the Effective Date and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holders, be converted into one share of the presently authorized and unissued shares of the common stock of Sub-Parent (the "Sub-Parent Common Stock"); provided that no fractional share of Sub-Parent Common Stock shall be issued or exchanged for shares of Subsidiary Common Stock. Notwithstanding the foregoing, each share of Subsidiary Common Stock held by Sub-Parent shall, by virtue of the Merger and without any action on the part of Sub-Parent, be canceled simultaneously with the effectiveness of the Merger.

	2.	There are no holders of fractional shares of the Subsidiary.

	3.	As soon as practicable after the Effective Date, a letter of transmittal providing instructions for surrendering certificates for cancellation and to be used for transmitting certificates for cancellation shall be delivered to all of the shareholders of Subsidiary.

                          ARTICLE IV

                     DISSENTERS' RIGHTS

	Any shareholder of Subsidiary may, if applicable, may exercise Dissenters' Rights, as provided for in the DGCL.



          Exhibit 6(a)(ii) - Pg. 2


                          ARTICLE V

                          ASSIGNMENT

	If at any time Sub-Parent shall consider or be advised that any further assignment or assurances in law are necessary or desirable to vest, perfect, or confirm or record in Sub-Parent the title to any property or rights of Subsidiary, or to otherwise carry out the provisions of this Plan, the proper officers and directors of Subsidiary as of the Effective Date shall execute and deliver any and all proper deeds, assignments, and assurances in law, and do all things necessary or proper to vest, perfect, confirm, or record the title to such property or rights in Sub-Parent.

                          ARTICLE VI

                           EXPENSES

	Sub-Parent shall pay all expenses of accomplishing the Merger.

                          ARTICLE VII

                           AMENDMENT

	At any time before the filing with the Delaware Secretary of State of the Articles of Merger to be filed in connection with this Plan, the Directors of Sub-Parent may amend this Plan. If the Articles of Merger already have been filed with the Secretary of State, amended Articles of Merger shall be filed with the Secretary of State, but only if such amended Articles of Merger can be filed before the Effective Date.

                          ARTICLE VIII

                          TERMINATION

	If for any reason consummation of the Merger is inadvisable in the opinion of the Board of Directors of Sub-Parent, this Plan may be terminated at any time before the Effective Date by resolution of the Board of Directors of Sub-Parent. On termination as provided in this Plan, this Plan shall be void and of no further effect, and there shall be no liability by reason of this Plan or the termination of this Plan on the part of Sub-Parent or Subsidiary, or their Directors, officers, employees, agents, or shareholders.

        IN WITNESS WHEREOF, the parties have set their hands on August 28, 2000.



          Exhibit 6(a)(ii) - Pg. 3



                                        SUB-PARENT:

                                        BAKERY ACQUISITION CORPORATION
                                        a Delaware corporation



                                        By: /s/


                                        SUBSIDIARY:

                                        PASTERY PRODUCT PRODUCERS, LLC
                                        a New York LLC



                                        By:  /s/





          Exhibit 6(a)(ii) - Pg. 4